Exhibit (i)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 30, 2026

GMO ETF Trust

53 State Street

Boston, MA 02109

Re:	GMO Power Infrastructure ETF

Ladies and Gentlemen:

We have acted as counsel to GMO ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing of Post-Effective Amendment No. 11 under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 13 under the Investment Company Act of 1940, as amended (collectively, the “Post-Effective Amendment”), to the Trust’s registration statement on Form N-1A (File Nos. 333-274096 and 811-23895) (the “Registration Statement”), relating to the issuance and sale by the Trust of shares of beneficial interest of GMO Power Infrastructure ETF (the “Fund”).

In connection with this opinion letter, we have examined or relied upon: (i) the Trust’s Third Amended and Restated Agreement and Declaration of Trust dated March 10, 2026, as filed with Post-Effective Amendment No. 10 to the Registration Statement on April 30, 2026 (the “Declaration of Trust”) and as certified by the Clerk of the Trust; (ii) the Trust’s Certificate of Trust dated June 13, 2023, as filed with the initial Registration Statement on August 21, 2023 (the “Certificate of Trust”) and as certified by the Clerk of the Trust; (iii) the amendment dated October 17, 2025 to the Certificate of Trust, as filed with Post-Effective Amendment No. 7 to the Registration Statement on October 28, 2025 and as certified by the Clerk of the Trust; (iv) the Trust’s Amended and Restated By-Laws dated March 10, 2026, as filed with the Post-Effective Amendment No. 10 to the Registration Statement on April 30, 2026 and as certified by the Clerk of the Trust; (v) a copy of the resolutions adopted at the meetings of the Board of Trustees of the Trust held on March 10, 2026 and June 25, 2026, as certified by the Clerk of the Trust; (vi) the prospectus and statement of additional information for the Fund (collectively, the “Prospectus”) to be filed as part of the Post-Effective Amendment; and (vii) such other certificates, resolutions, documents, and records as we have deemed appropriate in order to enable us to render the opinion set forth herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Secretary of State of the State of Delaware.

GMO ETF Trust	-2-	June 30, 2026

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof, and is limited to the Delaware Statutory Trust Act statute. We express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In rendering the opinion set forth below, we have assumed, without independent verification: (i) that the Post-Effective Amendment will have become effective under the Securities Act; (ii) that at the time of the issuance of the shares of the Fund, the Trust will be validly existing under the laws of the State of Delaware; (iii) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (iv) the authenticity, completeness, and continued effectiveness of all documents or copies furnished to us; (v) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (vi) that the facts contained in the instruments and certificates or statements of public officials, officers, and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (vii) that no amendments, agreements, resolutions, or actions have been approved, executed, or adopted that would limit, supersede, or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed those documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of the Fund have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements, and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in the Fund.

We are members of the Bar of the Commonwealth of Massachusetts and, for purposes of our representation of the Trust, do not hold ourselves out as being conversant with the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts and the laws of the United States of America. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware. In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated June 30, 2026, and such opinion is limited accordingly and is rendered as of the date of that certificate.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

GMO ETF Trust	-3-	June 30, 2026

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

cc:	Philip Zachos, Esq., Grantham, Mayo, Van Otterloo & Co. LLC

Douglas Y. Charton, Esq., Grantham, Mayo, Van Otterloo & Co. LLC